Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-166303

	Maximum
	Aggregate	Amount of
Title of Each Class of Securities Offered	Offering Price	Registration Fee
7.625% Senior Notes due 2020	$150,000,000	$10,695(1)
Guarantee(2)

(1)	The filing fee of $10,695 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n), no separate registration fee is payable for the guarantee.

PROSPECTUS SUPPLEMENT
(To prospectus dated April 26, 2010)
$150,000,000

AK Steel Corporation
7.625% Senior Notes due 2020

The Company:

•	We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets.

The Offering:

•	We are offering $150.0 million aggregate principal amount of our 7.625% Senior Notes due 2020 (the “new notes”). The new notes are being offered as additional debt securities under an indenture, as supplemented from time to time, pursuant to which we have previously issued $400.0 million aggregate principal amount of our 7.625% Senior Notes due 2020. The $400.0 million 7.625% Senior Notes due 2020 that we previously issued are referred to as the “existing notes.” As used herein, the term “notes” refers to both the new notes and the existing notes. The new notes will be treated as a single series with the existing notes and will have the same terms as the existing notes. The new notes and the existing notes will vote as one class under the indenture governing the notes.
•	Use of Proceeds: We intend to use the net proceeds from this offering for general corporate purposes.

The Senior Notes:

•	Maturity: The notes will mature on May 15, 2020.
•	Interest Payments: The new notes will pay interest semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on May 15, 2011. Interest on the new notes will accrue from November 15, 2010.
•	Guarantees: AK Holding Corporation (“AK Holding”), the parent of AK Steel, will guarantee the notes on a senior unsecured basis.

•	Ranking: The notes will be AK Steel’s senior unsecured obligations and will rank equal in right of payment with all of its existing and future unsubordinated unsecured debt, will rank senior in right of payment to all of its future subordinated debt and will effectively rank junior to all of its secured debt to the extent of the value of the collateral securing that debt. The notes also will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes, and none of AK Steel’s subsidiaries will initially guarantee the notes.
•    Optional Redemption: AK Steel may redeem the notes before May 15, 2015 at a price equal to the principal amount of notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest, and on and after May 15, 2015 at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest. If AK Steel experiences certain specific kinds of changes of control, it must offer to purchase the notes. In addition, before May 15, 2013, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of certain equity offerings of AK Holding’s shares of common stock at a redemption price of 107.625% plus accrued and unpaid interest.

Investing in the new notes involves risks. See “Risk Factors” beginning on page S-7 and “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K, filed on February 23, 2010 and in its Quarterly Reports on Form 10-Q, filed on April 26, 2010, July 30, 2010 and November 1, 2010, which are incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the new notes.

	Per Note	Total
Public offering price (1)	99.375%	$149,062,500
Underwriting discount	1.500%	$2,250,000
Proceeds, before expenses, to us (1)	97.875%	$146,812,500

(1) Plus accrued interest from November 15, 2010

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The new notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about December 9, 2010.

Joint Book-Running Managers
BofA Merrill Lynch
Credit Suisse
J.P. Morgan
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities

Co-Managers

Fifth Third Securities, Inc.	PNC Capital Markets LLC	Citi	Deutsche Bank Securities	US Bancorp

The date of this prospectus supplement is December 6, 2010.

Prospectus Supplement

Prospectus

This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the new notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the new notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the new notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the new notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include risks related to:

•	reduced selling prices and shipments associated with a cyclical industry;

•	severe financial hardship or bankruptcy of one of more of our major customers;

•	depressed electrical steel sales as a result of a lower volume of U.S. housing starts, decreased utility company spending and low demand as a result of general economic conditions;

•	decreased demand in key product markets;

S-ii

•	competitive pressure from increased global steel production and imports;

•	changes in the cost of raw materials and energy, particularly iron ore and coal;

•	issues with respect to our supply of raw materials, including disruptions or potential excess inventory;

•	disruptions to production;

•	our healthcare and pension obligations and related laws and regulations, which could include the recognition of a corridor charge with respect to our pension and other postretirement benefit plans;

•	increased employee healthcare costs and related taxes and fees incurred as a result of the Health Care and Education Reconciliation Act of 2010;

•	not timely reaching new labor agreements;

•	costs associated with environmental compliance, including those in connection with our Coke Plant in Ashland, Kentucky;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	climate change and greenhouse gas emission limitations and regulations; and

•	financial, credit, capital and/or banking markets.

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

S-iii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of AK Holding’s Schedule 14A filed on April 12, 2010, incorporated by reference therein;

•	AK Holding’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, including Amendment No. 1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010;

•	AK Holding’s Current Reports on Form 8-K filed on January 26, 2010, April 29, 2010, May 11, 2010, May 17, 2010, May 25, 2010, May 28, 2010, June 15, 2010 and August 20, 2010; and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

S-iv

SUMMARY

This summary does not include all information you should consider before investing in the new notes. For a more complete understanding of the Company and the new notes, we urge you to carefully read this prospectus supplement and the information incorporated by reference herein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” and our financial statements and the related notes. Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel. Unless otherwise indicated, steel industry data contained in this prospectus supplement are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

Business Overview

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used primarily in the automotive, large truck and construction markets. We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2009, we shipped approximately 3.9 million tons of steel products. For the year ended December 31, 2008, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $7,644.3 million, $4.0 million and $933.8 million, respectively. For the year ended December 31, 2009, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $4,076.8 million, ($74.6) million and $139.2 million, respectively. For the nine months ended September 30, 2010, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $4,577.7 million, $(30.6) million and $176.7 million, respectively.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC (“AK Tube”), which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

Additional Information

AK Holding and AK Steel are incorporated under the laws of the State of Delaware. Our principal executive offices are located on 9227 Centre Point Drive, West Chester, Ohio 45069, and our telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

The Offering

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the indenture, as supplemented by the first supplemental indenture (as supplemented, the “Indenture”), each dated May 11, 2010, among AK Steel, AK Holding, and U.S. Bank National Association, as trustee (the “Trustee”), relating to the notes.

Issuer	AK Steel Corporation

Notes offered	$150,000,000 principal amount of 7.625% Senior Notes due 2020. The new notes are being offered as additional debt securities under the Indenture, pursuant to which AK Steel has previously issued $400.0 million aggregate principal amount of its 7.625% Senior Notes due 2020. The new notes will be treated as a single series with the existing notes and will have the same terms as the existing notes. The new notes and the existing notes will vote as one class under the Indenture governing the notes.

Maturity	May 15, 2020.

Interest payment dates	May 15 and November 15 of each year.

Change of control	If a change of control repurchase event occurs, subject to certain conditions, AK Steel must give holders of the notes an opportunity to sell to AK Steel the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Notes — Change of Control.”

Optional redemption	The notes will be redeemable at AK Steel’s option at any time before May 15, 2015 at a redemption price equal to the principal amount of notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest to the redemption date. The notes will be redeemable at AK Steel’s option, in whole or in part, at any time on and after May 15, 2015 at the redemption prices described in this prospectus supplement plus accrued and unpaid interest to the redemption date, if any.

At any time prior to May 15, 2013, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of offerings of AK Holding’s shares of common stock at a redemption price of 107.625% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, if any.

Guarantee	The payment of the principal, premium, if any, and interest on the notes will be guaranteed on a senior unsecured basis by AK Holding, the parent of AK Steel. None of AK Steel’s subsidiaries will initially guarantee the notes. See “Description of Notes — Guarantees.”

Ranking	The notes will be AK Steel’s senior unsecured obligations. The notes will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Steel and senior in right of payment to any subordinated indebtedness AK Steel may incur. The notes will be effectively subordinated to all of AK Steel’s secured indebtedness to the extent of the value of the collateral securing that debt and to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes; however, none of AK Steel’s subsidiaries will initially guarantee the notes. The guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Holding and senior in right of payment to all of its subordinated indebtedness. The notes and the guarantee will be effectively subordinated to any secured debt of AK Steel or the guarantor, as the case may be, to the extent of the value of the assets securing such debt. See “Description of Notes — Ranking.”

Covenants	AK Steel will issue the new notes under the Indenture which will, among other things, limit AK Steel’s ability and the ability of its subsidiaries to:

• create liens on its and their assets;

• incur subsidiary debt;

• engage in sale/leaseback transactions; and

• engage in a consolidation, merger or sale of assets.

The Indenture will also restrict the activities of AK Holding. These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes — Certain Covenants.”

Use of proceeds	We estimate that the net proceeds from the issuance and sale of the new notes will be approximately $146.3 million after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” and “Capitalization.”

Absence of an established market for the notes	We cannot provide you with any assurances regarding your ability to sell your new notes or the price at which you may be able to sell your new notes. The underwriters have informed us that they are making a market in the notes. However, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will be maintained.

Risk Factors

Investing in the notes involves substantial risk.  You should carefully consider the risk factors set forth under “Risk Factors” beginning on page S-7 in this prospectus supplement, under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in the notes.

Summary Historical Financial and Operating Data

The following summary historical consolidated financial data as of and for the nine months ended September 30, 2010 and 2009 have been derived from our unaudited condensed consolidated financial statements and the summary historical consolidated financial data as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement.

This information is only a summary. You should read the data set forth in the table below in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes as of and for the nine months ended September 30, 2010 and 2009 and our audited consolidated financial statements and the accompanying notes as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, which are incorporated by reference herein, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, each of which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per share and per ton data)

Net sales	$7,003.0	$7,644.3	$4,076.8	$2,756.9	$4,577.7
Costs of products sold (exclusive of items below)	5,919.0	6,491.1	3,749.6	2,618.8	4,247.7
Selling and administrative expenses	223.5	223.6	192.7	141.3	158.8
Depreciation	196.3	202.1	204.6	153.9	150.5
Other Operating Items:
Pension and postretirement benefits corridor charges(1)	—	660.1	—	—	—
Curtailment and labor contract charges(1)	39.8	39.4	—	—	—

Total operating costs	6,378.6	7,616.3	4,146.9	2,914.0	4,557.0

Operating profit (loss)	624.4	28.0	(70.1)	(157.1)	20.7
Interest expense	68.3	46.5	37.0	28.4	25.9
Other income (expense)(2)	35.9	12.1	9.1	8.6	(5.8)

Income (loss) before income tax	592.0	(6.4)	(98.0)	(176.9)	(11.0)
Income tax provision (benefit) due to tax law changes	(11.4)	—	5.1	—	25.3
Income tax provision (benefit)	215.0	(10.9)	(25.1)	(61.0)	(4.1)

Net income (loss)	388.4	4.5	(78.0)	$(115.9)	(32.2)
Less: Net income (loss) attributable to non-controlling interest	0.7	0.5	(3.4)	(1.5)	(1.6)

Net income (loss) attributable to AK Holding	$387.7	$4.0	$(74.6)	$(114.4)	$(30.6)

Basic earnings per share:
Net income (loss) per share attributable to AK Holding	3.50	0.04	(0.68)	(1.05)	(0.28)
Diluted earnings per share:
Net income (loss) per share attributable to AK Holding	3.46	0.04	(0.68)	(1.05)	(0.28)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per share and per ton data)

Other financial data:
Capital investments(3)	$(104.4)	$(166.8)	$(109.5)	$(91.2)	$(72.3)
Net cash flows from operating activities	702.9	83.1	58.8	(87.4)	(176.5)
Net cash flows from investing activities	(73.0)	(217.8)	(133.4)	(111.4)	(157.9)
Net cash flows from financing activities	(435.7)	(16.2)	(26.4)	(24.4)	(46.8)
Balance sheet data (as of period end):
Cash and equivalents	$713.6	$562.7	$461.7	$339.5	$80.5
Working capital	1,453.9	1,268.6	889.4	873.4	557.9
Total assets	5,197.4	4,682.0	4,274.7	4,407.5	4,308.5
Current portion of long-term debt	12.7	0.7	0.7	0.7	0.7
Long-term debt (excluding current portion)	652.7	632.6	605.8	605.9	501.8
Current portion of pension and postretirement benefit obligations	158.0	152.4	144.1	148.8	140.6
Long-term portion of pension and postretirement benefit obligations (excluding current portion)	2,537.2	2,144.2	1,856.2	1,871.2	1,654.0
Stockholders’ equity	877.3	970.7	880.1	819.8	800.6
Cash dividend per share declared	—	0.20	0.20	0.15	0.15
Other data (unaudited):
Amortization(4)	$3.7	$4.2	$4.7	$3.5	$5.5
Adjusted EBITDA(5)	$864.2	$933.8	$139.2	$0.3	$176.7
Steel shipments (net thousand tons)	6,478.7	5,866.0	3,935.5	2,567.2	4,301.0
Average selling price per ton	$1,081	$1,303	$1,036	$1,074	$1,064
Adjusted EBITDA per ton	$133	$159	$35	$0	$41

(1)	Under its method of accounting for pensions and other postretirement benefits, the Company recorded a non-cash corridor charge in 2008. Included in 2008 is a curtailment charge of $39.4 associated with a cap imposed on a defined benefit pension plan for salaried employees. Included in 2007 are curtailment charges of $15.1 and $24.7 associated with new labor agreements at the Company’s Mansfield Works and Middletown Works, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to the consolidated financial statements in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference, for additional information.

(2)	In 2007, the Company recorded $12.5 in other income as a result of interest received related to the recapitalization of Combined Metals, LLC, a private stainless steel processing company in which AK Steel holds a 40% equity interest.

(3)	Excludes Middletown Coke operations, which are consolidated in our results, although we do not own an equity interest in Middletown Coke.

(4)	Amortization has been adjusted to reflect only those items associated with cost of goods sold.

(5)	Adjusted EBITDA is defined as net income (loss) attributable to AK Holding before noncontrolling interests, income tax provision (benefit), interest expense, other expense (income), depreciation, amortization and special charges. Adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) attributable to AK Holding:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per ton data)

Net income (loss) attributable to AK Holding	$387.7	$4.0	$(74.6)	$(114.4)	$(30.6)
Noncontrolling interests	0.7	0.5	(3.4)	(1.5)	(1.6)
Income tax provision (benefit)	203.6	(10.9)	(20.0)	(61.0)	21.2
Interest expense	68.3	46.5	37.0	28.4	25.9
Other expense (income)	(35.9)	(12.1)	(9.1)	(8.6)	5.8
Depreciation	196.3	202.1	204.6	153.9	150.5
Amortization	3.7	4.2	4.7	3.5	5.5

EBITDA	824.4	234.3	139.2	0.3	176.7
Special charges (Pension corridor and Curtailment charges)	39.8	699.5	—	—	—

Adjusted EBITDA	$864.2	933.8	139.2	0.3	176.7

Adjusted EBITDA per ton	$133	$159	$35	$0	$41

RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the new notes. We cannot assure you that you will not lose part or all of your investment.

Risks Relating to the Notes and this Offering

•	Risks associated with our outstanding debt and other obligations. We have a significant amount of debt and other obligations. As of September 30, 2010, on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, we would have had outstanding $652.5 million of indebtedness, which includes $150 million of indebtedness from the new notes offered hereby, and $502.5 million of other debt, comprised of the existing notes and tax exempt and other financing obligations, as well as additional obligations including $1,794.6 million of pension and other postretirement benefit obligations. At September 30, 2010, we had no outstanding borrowings, $700.8 million of availability and $149.2 million of outstanding letters of credit under our revolving credit facility. The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our credit facility or to comply with any of the financial or operating covenants included in the credit facility, we would be in default. Lenders under our credit facility could then vote to accelerate the maturity of the indebtedness under the credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the credit facility or our other indebtedness, including the notes.

Our indebtedness under our credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our credit facility and other indebtedness.

•	Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. The terms of our credit facility will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, the indenture governing the notes offered hereby will not impose any limitation on the incurrence of debt by us, provided that it is not secured by our principal properties, or on the incurrence of liabilities (other than indebtedness) by any of our subsidiaries, all of which would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels, the related risks that we and they now face could intensify.

•	Risks associated with the limited covenants in the indenture governing the notes. The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, incur certain debt and enter into certain sale and leaseback transactions. The limitation on liens, limitation on subsidiary debt and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes — Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

•	Risks associated with your right to receive payments on these new notes in the event that any of our subsidiaries declare bankruptcy, liquidate or reorganize. The new notes will generally not be guaranteed by AK Steel’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of AK Steel’s subsidiaries that do not guarantee the new notes, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. On an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, our subsidiaries other than AK Steel, none of whom will initially guarantee the new notes, generated approximately 10.7% of our consolidated revenues for the year ended December 31, 2009. As of September 30, 2010, our non-guarantor subsidiaries had approximately $216.0 million of liabilities outstanding.

•	Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may required us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us. Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition our credit facility has an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

•	Your right to receive payments on these new notes will be effectively subordinated to those lenders who have a security interest in our assets. AK Steel’s obligations under the new notes and AK Holding’s obligations under its guarantee of the new notes will be unsecured, but AK Steel’s obligations under its credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets. If AK Steel is declared bankrupt or insolvent, or if it defaults under its credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In such event, because the new notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. As of September 30, 2010, on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, the notes would have been effectively junior to $102.5 million of our tax exempt and other financing obligations. The indenture governing the notes will permit us and our subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

•	Risks associated with change of control provisions in the indenture governing the notes and in our credit facility. The indenture governing the notes will require that, upon the occurrence of a “change of control repurchase event,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a change of control will result in an event of default under our credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our credit facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes — Change of Control.” The acceleration of indebtedness and our inability to repurchase all the tendered notes could constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

•	You may not be able to determine when a change of control has occurred and may not be able to require us to purchase new notes as a result of a change in the composition of the directors on our board. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your new notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your new notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your new notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes — Change of Control.”

•	There is no public trading market for the new notes. We cannot provide you with any assurances regarding your ability to sell your new notes or the price at which you may be able to sell your new notes. The new notes may trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities. The notes will not be listed on a national securities exchange. The underwriters of the notes have informed us that they are making a market in the notes. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will be maintained. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act.

•	Risks associated with changes in our credit ratings or the debt markets on the market price of the notes. The price for the new notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common shares;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the new notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the new notes.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the new notes will be approximately $146.3 million after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of AK Holding as of September 30, 2010, on an actual basis and on an adjusted basis to give effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, each of which is incorporated by reference herein.

	As of September 30, 2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$80.5	$226.8

Short-term debt (current portion of long-term debt)	0.7	0.7
Long-term debt (excluding current portion):
Existing notes	400.0	400.0
New notes offered hereby (par amount)	—	150.0
Tax Exempt Financing Due 2010 through 2029 (variable rates of 0.16% to 0.39% in 2009)	101.8	101.8
Unamortized discount	—	(0.9)

Total debt	$502.5	$651.6

Stockholders’ equity:
Common stock	1.2	1.2
Additional paid-in capital	1,929.2	1,929.2
Treasury stock	(169.9)	(169.9)
Accumulated deficit	(1,084.5)	(1,084.5)
Accumulated other comprehensive income	127.8	127.8

Total AK Holding stockholders’ equity	803.8	803.8

Noncontrolling interest	(3.2)	(3.2)

Total stockholders’ equity	800.6	800.6

Total capitalization	$1,303.1	$1,452.2

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to combined fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to combined fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Combined fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

Nine Months Ended
September 30,	Year Ended December 31,
2010	2009	2008	2007	2006	2005

NM*	NM*	NM*	8.8	1.0	1.4

*	For the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, earnings were less than fixed charges by $11.3 million, $95.9 million and $1.3 million, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

7.625% Senior Notes due 2020

On May 11, 2010, the Company issued $400.0 million aggregate principal amount of 7.625% senior notes due 2020 (referred to in this prospectus supplement as the “existing notes”). The new notes will be treated as a single series with the existing notes and will have the same terms as those of the existing notes. Immediately after giving effect to the issuance of the new notes pursuant to this offering, the Company will have $550.0 million aggregate principal amount of its 7.625% senior notes due 2020 outstanding. For more information concerning the existing notes, see “Description of Notes.”

Secured Revolving Credit Facility

On February 20, 2007, the Company entered into an $850.0 million five-year revolving credit facility. The Company’s obligations under the credit facility are secured by the Company’s inventory and accounts receivable. Availability of borrowings under the credit facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate. Borrowings under the credit facility bears interest at a base rate or, at the Company’s option, LIBOR, plus an applicable margin ranging from 0.00% to 0.75% per annum in the case of base rate borrowings, and 1.00% to 1.75% per annum in the case of LIBOR borrowings. The applicable interest rate margin percentage is determined by the average daily availability of borrowings under the credit facility. In addition, the Company is required to pay a commitment fee on the undrawn commitments under the credit facility from time to time at an applicable rate of 0.25% per annum according to the average daily balance of borrowings under the credit facility during any month. The credit facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the facility requires maintenance of a minimum fixed charge coverage ratio of 1 to 1 if availability under the facility is less than $125.0 million. The Company is in compliance with its credit facility covenants.

At September 30, 2010, the Company had $700.8 million of availability under the credit facility. At September 30, 2010, there were no outstanding borrowings under the credit facility; however, the availability reflects the reduction of $149.2 million associated with outstanding letters of credit. Because the Company’s obligation under its credit facility is secured by its eligible collateral, availability also may be reduced by a decline in the level of eligible collateral, such as the Company’s inventory and accounts receivable, which can fluctuate monthly under the terms of the credit facility. The Company’s eligible collateral, after application of applicable advance rates, exceeded $850.0 million as of September 30, 2010.

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of our Rockport Works facility, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2009, the Company made deficiency payments totaling $3.6 million. At December 31, 2009, the remaining semiannual payments of principal and interest due through the year 2017 total $50.7 million. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual. The Company has made deficiency payments totaling approximately $3.7 million in 2010 and anticipates that deficiency payments will be approximately $3.7 million in 2011.

DESCRIPTION OF NOTES

AK Steel previously issued $400.0 million aggregate principal amount of its 7.625% Senior Notes due 2020 (the “existing notes”) under an indenture, as supplemented by the first supplemental indenture (as supplemented, the “Indenture”), each dated as of May 11, 2010, among AK Steel, as issuer, AK Steel Holding Corporation, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). AK Steel will issue $150.0 million aggregate principal amount of 7.625% Senior Notes due 2020 (the “new notes” and together with the existing notes, the “notes”) in this offering. The new notes will constitute “additional Securities” as such term is used in the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. References below to the “date of the Indenture” refer to May 11, 2010, the date that the existing notes were issued.

The following is a summary of the material provisions of the Indenture insofar as relevant to the notes but such summary does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “Definitions.” We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture has been filed as an exhibit to a current report on Form 8-K, filed on May 11, 2010, and incorporated by reference herein.

For purposes of this “Description of Notes,” the terms “AK Steel,” “we,” “us” and “our” mean AK Steel Corporation and its successors under the Indenture, excluding its subsidiaries and parent, and the term “AK Holding” means AK Steel Holding Corporation and its successors under the Indenture, excluding its subsidiaries.

General

The new notes will be unsecured unsubordinated obligations of AK Steel, and will mature on May 15, 2020. AK Steel may, without the consent of the holders of the notes, issue additional notes (the “Additional Notes”). None of these Additional Notes may be issued if an Event of Default (as defined under the subheading “— Events of Default”) has occurred and is continuing with respect to the notes. The new notes, the existing notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture. In addition, AK Steel may issue additional series of debt securities under the Indenture at any time. The notes offered hereby constitute Additional Notes.

Each new note will bear interest at the rate of 7.625% per annum from the most recent interest payment date to which interest has been paid on the notes. Interest on the notes will be payable semiannually on May 15 and November 15 of each year. Interest will be paid to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

The new notes may be exchanged or transferred at the office or agency of AK Steel. Initially, the paying agent office of the Trustee will serve as such office. The new notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of new notes, but AK Steel may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The new notes will not be entitled to the benefit of any sinking fund.

Change of Control

AK Steel must commence, within 30 days of the occurrence of a Change of Control Repurchase Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

There can be no assurance that AK Steel will have sufficient funds available at the time of any Change of Control Repurchase Event to make any debt payment (including repurchases of notes) required by the foregoing covenant, as well as any other repayments pursuant to covenants that may be contained in loan facilities or other securities of AK Steel that might be outstanding at the time.

AK Steel will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control Repurchase Event, and purchases all notes validly tendered and not withdrawn in such offer to purchase.

Notwithstanding anything to the contrary herein, an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event may be made in advance of a Change of Control, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AK Steel and its Subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require AK Steel to purchase its notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of AK Steel and its Subsidiaries may be uncertain.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including a proxy contest where the Board of Directors does not endorse the dissident slate of directors but approves them as “continuing directors.” In this regard, a decision of the Delaware Chancery Court (not involving our company or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control described in clause (4) of the definition of Change of Control. In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Optional Redemption

At any time prior to May 15, 2015, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such note at May 15, 2015 (such redemption price set forth in the table below), plus (ii) all required interest payments due on such note through May 15, 2015 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2015; provided, however, that if the period from the redemption date to May 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We may redeem the notes, in whole or in part, at any time on or after May 15, 2015, at the redemption price for the notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on May 15 of the years indicated below:

Redemption
Year	Price

2015	103.813%
2016	102.542%
2017	101.271%
2018 and thereafter	100.000%

In addition, at any time prior to May 15, 2013, we may redeem up to 35% of the principal amount of the notes (including any Additional Notes) with the net cash proceeds of one or more sales of AK Holding’s common stock (to the extent proceeds are contributed to us as equity) at a redemption price (expressed as a percentage of principal amount) of 107.625%, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

We will give not less than 30 days’ nor (except in connection with the satisfaction and discharge or defeasance of the Indenture) more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Guarantees

Payment of the principal of, premium, if any, and interest on the notes will be guaranteed on an unsecured unsubordinated basis by AK Holding, our direct parent.

In addition, we may be required to cause certain Subsidiaries to Guarantee the notes pursuant to the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” Any such Guarantee will be released upon the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary which resulted in the obligation to Guarantee the notes, the disposition of capital stock of such Subsidiary such that it no longer is a Subsidiary of AK Holding, or upon defeasance of the notes. Finally, we may choose to cause any Subsidiary to Guarantee the notes, and may cause such Note Guarantee to be released at any time, provided that after giving effect to such release, we would be in compliance with the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” We will not be restricted from selling or otherwise disposing of any of such Guarantor or any of its assets.

Ranking

The notes will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Steel and senior in right of payment to any subordinated Indebtedness AK Steel may incur. The Note Guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Holding and senior in right of payment to all subordinated indebtedness of AK Holding. The notes and the Note Guarantees will be effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such debt. Our credit facility is secured by the inventory and accounts receivable of AK Steel. As of September 30, 2010, after giving effect to this offering and the application of the net proceeds therefrom as if this offering had occurred on such date, we would have had $652.5 million of indebtedness outstanding, and we would have had the ability to borrow up to $700.8 million of additional indebtedness under our credit facility (after taking into account outstanding letters of credit and other obligations), subject to certain conditions, including satisfying specified financial covenants and a borrowing base limitation. See “Description of Certain Indebtedness — Secured Revolving Credit Facility.” In the event of AK Steel’s bankruptcy, liquidation, reorganization or other winding up, its assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the other debt then outstanding, including the notes.

The notes will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel which are not Guarantors of the notes. As of September 30, 2010, these subsidiaries had approximately $216.0 million of liabilities outstanding.

Certain Covenants

Limitation on Liens

AK Holding will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Mortgage upon (a) any Principal Property of AK Steel or any Principal Property of a Subsidiary of AK Steel or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary of AK Steel that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of AK Steel, in each case, without effectively providing concurrently that the notes are secured equally and ratably with or, at our option, prior to such Indebtedness, so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Mortgages on any property or assets existing at the time of the acquisition thereof by AK Steel or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(2) Mortgages on property or assets of a Person existing at the time such Person is merged into or consolidated with AK Steel or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to AK Steel or any of its Subsidiaries; provided that any such Mortgage does not extend to any Principal Property owned by AK Steel or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(3) Mortgages on property or assets of a Person existing at the time such Person becomes a Subsidiary of AK Steel and not incurred in contemplation of such acquisition;

(4) Mortgages in favor of AK Steel or any Guarantor;

(5) Mortgages on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1), (2), (3) or (5); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Mortgage referred to in clauses (1), (2), (3) or (5) and the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (1), (2), (3) or (5) shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AK Steel and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Mortgages, without equally and ratably securing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (5) of the first sentence of the second paragraph under “— Limitation on Subsidiary Debt” below) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Subsidiary Debt

AK Steel will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of AK Steel, “Non-Guarantor Subsidiary Debt”), without Guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of AK Steel or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of AK Steel and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of AK Steel;

(2) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of AK Steel; provided that any Indebtedness was not incurred in contemplation thereof;

(3) Indebtedness owed to AK Steel or any Guarantor;

(4) Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) or (3); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (1), (2) or (3) above and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(5) Indebtedness in respect of a Receivables Facility.

Notwithstanding the restrictions described above, AK Steel and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Mortgages (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

AK Steel will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction is solely with AK Steel or any of its Subsidiaries;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) AK Steel or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”, without equally and ratably securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) AK Steel or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (i) the retirement of notes, other Funded Debt of AK Steel ranking on a parity with the notes or Funded Debt of a Subsidiary of AK Steel or (ii) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(5) the Attributable Debt of AK Steel and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the second paragraph under the heading “— Limitation on Subsidiary Debt”), would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

Neither AK Steel nor AK Holding will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of its obligations under the Indenture and the notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) it delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

It is understood that AK Holding may merge with or into AK Steel pursuant to the provisions described above.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, AK Steel or AK Holding, as applicable, under the Indenture and the notes.

Restrictions on Activities of AK Holding

AK Holding (a) shall not engage in any activities or hold any assets other than (i) the issuance of Capital Stock, (ii) holding 100% of the Capital Stock of AK Steel and debt securities of AK Steel that were held by Holding at the date of the Indenture and (iii) those activities incidental to maintaining its status as a public company, and (b) will not incur any liabilities other than liabilities relating to its Guarantee of the notes, its Guarantee of any other debt of AK Steel, any other Indebtedness it may incur and any other obligations or liabilities incidental to holding 100% of the Capital Stock of AK Steel and its liabilities incidental to its status as a public company; provided, however, that for purposes of this covenant only, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Capital Stock of Holding; and provided further that if AK Holding merges with or into AK Steel, this covenant shall no longer be applicable.

SEC Reports and Reports to Holders

Whether or not AK Steel is then required to file reports with the SEC, AK Steel shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. AK Steel shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. AK Steel shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including AK Steel.

Events of Default

The following events will be defined as “Events of Default” in the Indenture with respect to the notes:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) AK Steel defaults in the performance of or breaches any other covenant or agreement in the Indenture applicable to the notes or under the notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(d) there occurs with respect to any issue or issues of Indebtedness of AK Holding, AK Steel or any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, AK Steel or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, AK Steel or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, AK Steel or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(g) AK Holding, AK Steel or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to AK Steel) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to AK Steel (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by AK Holding, AK Steel or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to AK Steel, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to AK Steel and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

An officer of AK Steel must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AK Steel and its Subsidiaries and AK Steel’s and its Subsidiaries’ performance under the Indenture and that AK Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AK Steel will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture shall be satisfied and discharged if (i) AK Steel shall deliver to the Trustee all notes then outstanding for cancellation or (ii) all notes not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and AK Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of notes that have become due and payable), provided that in either case AK Steel shall have paid all other sums payable under the Indenture.

Defeasance and Discharge.  The Indenture provides that AK Steel will be deemed to have paid and will be discharged from any and all obligations in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) AK Steel has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the stated maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date;

(B) AK Steel has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of AK Steel’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AK Steel or any of its Subsidiaries is a party or by which AK Steel or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default.  The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions of the Indenture described herein under “Change of Control,” and all the covenants described herein under “Certain Covenants,” clauses (c), (d) and (e) under “Events of Default,” shall be deemed not to be Events of Default, in each case with respect to the notes, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by AK Steel to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event AK Steel exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, AK Steel will remain liable for such payments and AK Holding’s Note Guarantee with respect to such payments will remain in effect.

Modification and Waiver

The Indenture may be amended, with respect to the notes, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for the issuance of Additional Notes;

(6) make any change that, in the good faith opinion of the board of directors of AK Steel, does not materially and adversely affect the rights of any Holder; or

(7) to conform any provision to the section of the prospectus supplement for the offering of the existing notes entitled “Description of Notes.”

Modifications and amendments of the Indenture affecting the notes may be made by AK Steel and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) modify any of the provisions of this “Modification and Waiver” requiring the consent of a requisite number of holders, except to increase any percentage requiring consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note;

(8) release any Guarantor from its Note Guarantee, except as provided in the Indenture;

(9) amend, change or modify the obligation of AK Steel to make and consummate an Offer to Purchase under the “Change of Control” covenant after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture insofar as relevant to the notes. Reference is made to the Indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Board of Directors” means the board of directors of AK Holding.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock but excluding any convertible or exchangeable debt securities.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AK Steel and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of AK Holding on a fully diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of AK Holding or AK Steel;

(4) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by AK Holding’s stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(5) AK Holding or AK Steel consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into AK Holding or AK Steel, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AK Holding or AK Steel, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of AK Holding or AK Steel outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) AK Holding fails to own 100% of the Capital Stock of AK Steel; provided, however, that it shall not be deemed a Change of Control if AK Holding merges into AK Steel, except that in such case, AK Steel shall be substituted for AK Holding for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Closing Date” means the date on which the existing notes were originally issued under the Indenture.

“Consolidated Net Tangible Assets” means the total assets of AK Holding and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of AK Holding and its Subsidiaries, prepared in conformity with GAAP.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to AK Holding or a Subsidiary of AK Holding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Closing Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means AK Steel Holding Corporation and any Subsidiary that Guarantees the notes.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by AK Steel.

“Moody’s” means Moody’s Investors Service Inc.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Note Guarantee” means a Guarantee of the obligations of AK Steel under the Indenture and the notes by AK Holding or any Subsidiary.

“Offer to Purchase” means an offer to purchase notes by AK Steel from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless AK Steel defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, AK Steel shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by AK Steel. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. AK Steel will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. AK Steel will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable. in the event that AK Steel is required to repurchase notes pursuant to an Offer to Purchase.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of AK Steel, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by AK Steel (as certified by a resolution of the board of directors of AK Steel) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and − for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by AK Steel or AK Holding, as applicable, to affect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control

(which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to AK Steel or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which AK Steel or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AK Steel or any Subsidiary of AK Steel of any Principal Property, which Principal Property has been or is to be sold or transferred by AK Steel or any Subsidiary of AK Steel to such Person.

“Significant Subsidiary” means (a) any Restricted Subsidiary of AK Holding that, at the time of determination would be a significant subsidiary of AK Holding pursuant to Rule 1-02 of Regulation S-X as in effect on the Closing Date or (b) any group of Restricted Subsidiaries that, taken together, would be a “Significant Subsidiary” under clause (a) above.

“Subsidiary” means with respect to any specified Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, or other entity of which at least a majority of the common equity interests are, at the time directly or indirectly owned by that Person, or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of AK Holding created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than AK Holding or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of AK Steel as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of AK Steel in an aggregate amount in excess of $50 million or (2) AK Steel or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of AK Steel in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of AK Steel or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee need perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of AK Steel, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign as provided therein.

Book-Entry; Delivery and Form

The new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form. See “— Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AK Steel takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised AK Steel that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised AK Steel that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, AK Steel and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither AK Steel, the Trustee nor any agent of AK Steel or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised AK Steel that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or AK Steel. Neither AK Steel nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and AK Steel and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised AK Steel that it will take any action permitted to he taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants have given such direction.

Neither AK Steel nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, or Certificated Notes, if:

(1) DTC (a) notifies AK Steel that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case AK Steel fails to appoint a successor depositary; or

(2) AK Steel, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. AK Steel expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

AK Steel expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised AK Steel that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes to the holders of notes that purchase the notes in the initial offering at the offering price set forth on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Prospective purchasers should consult their tax advisers concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

As used in this section, a “U.S. holder” is a beneficial owner of notes that is for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of notes (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes.

Tax Consequences to U.S. Holders

Payment of Interest

Subject to the discussion under “—Bond Premium” below, interest payable on the notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for federal income tax purposes. However, because the new notes will not be issued on the date of a stated interest payment, some portion of the purchase price paid by a holder for the new notes may be attributable to accrued interest. In this case, a portion of the first interest payment received by such holder will be treated as a return as a return of capital rather than interest income. Holders should consult their tax advisor regarding this possible characterization.

We believe that the potential for additional payments due to a change of control repurchase event or optional redemption is remote or incidental. Accordingly, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote or incidental is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the Internal Revenue Service (the “IRS”) may take a different position, which could require a U.S. holder to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder.

Bond Premium

In general, if a U.S. holder purchases a note for an amount in excess of the stated principal amount of the note, such excess will constitute bond premium. A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest, in an amount not to exceed the stated interest, when includible in income under its regular accounting method. The notes are subject to call provisions at our option at various times, as described in this prospectus supplement under “Description of the Notes—Optional Redemption.” Because we believe that the likelihood of the notes being redeemed is remote or incidental, we believe that the notes will be deemed to mature on May 15, 2020 for purposes of the amortizable bond premium rules. If the IRS were to take a different position with respect to the likelihood of the call option being exercised, a U.S. holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, provided that the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. A U.S. holder who elects to amortize premium on a note must reduce its tax basis in the note by the amount of premium amortized in any year. If such holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss that such holder otherwise would recognize on disposition of the note. An election to amortize premium on a constant yield method also will apply to all debt obligations held or subsequently acquired by the U.S. Holder on the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors before making this election.

Sale, Exchange, Retirement or Other Taxable Disposition

Unless a non-recognition provision applies and subject to the discussion below, a U.S. holder generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between (i) the amount realized upon the sale, exchange, retirement or other taxable disposition and (ii) such holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note (excluding the amounts attributable to accrued but unpaid qualified stated interest, which will be taxed as ordinary income to the extent not previously included in income). A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, decreased by the amount of any amortized bond premium and the amount of any cash payments made on the note other than cash payments of stated interest.

Generally, any gain or loss on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss. If the U.S. holder is an individual or other non-corporate taxpayer and has held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

For purposes of the discussion below, payments with respect to interest (including other amounts treated as interest, if any) and any gain on the sale, exchange, retirement (including a redemption) or other disposition of a note will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business.

Payment of Interest on the Notes

Subject to the discussion below on backup withholding, interest (including other amounts treated as interest, if any) paid on a note, generally, will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest (including other amounts treated as interest, if any) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption from withholding tax if the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a “controlled foreign corporation” with respect to which we are a “related person,” as such terms are defined in the Code, (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment, and (4) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The gross amounts of interest (including other amounts treated as interest, if any) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. Unless an applicable tax treaty applies, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a non-U.S. holder generally must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including other amounts treated as interest, if any). These forms must be periodically updated.

Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange, Retirement or Other Taxable Disposition

Subject to the discussion below on backup withholding, gain realized by a non-U.S. holder on the sale, exchange, retirement (including a redemption) or other disposition of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed in the same manner as if it were received by a U.S. holder, subject to an applicable income tax treaty providing otherwise or (2) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain (net of applicable U.S.-source losses) will be taxed at a flat rate of 30%.

Backup Withholding and Information Reporting

Information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, noncorporate U.S. holders. In addition, backup withholding will apply if the noncorporate U.S. holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%.

Backup withholding will not apply to payments made on notes to non-U.S. holders if the certifications described above (under “Tax Consequences to Non-U.S. Holders — Payment of Interest on the Notes”) are received, provided that the Company or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person. Under current Treasury regulations, payments on the sale, exchange or other disposition of notes by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business, or

•	a foreign partnership with certain connections to the United States then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the holder files a U.S. income tax return and the required information is timely furnished to the Internal Revenue Service.

The preceding summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes is for general information only and is not tax advice. Accordingly, each investor should consult his, her or its own tax advisor as to particular tax considerations to it of purchasing, holding and disposing of notes, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 6, 2010, we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective principal amounts of the new notes:

Principal
Underwriter	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$67,500,000
Credit Suisse Securities (USA) LLC	$37,500,000
J.P. Morgan Securities LLC	$7,500,000
Morgan Stanley & Co. Incorporated	$7,500,000
UBS Securities LLC	$7,500,000
Wells Fargo Securities, LLC	$7,500,000
Fifth Third Securities, Inc.	$3,000,000
PNC Capital Markets LLC	$3,000,000
Citigroup Global Markets Inc.	$3,000,000
Deutsche Bank Securities Inc.	$3,000,000
U.S. Bancorp Investments, Inc.	$3,000,000

Total	$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the new notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of new notes may be terminated.

After the initial public offering the representatives may change the public offering price.

We estimate that our out-of-pocket expenses for this offering will be approximately $0.5 million.

One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

AK Steel and AK Holding have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC for a period of 30 days after the date of this prospectus supplement.

AK Steel and AK Holding have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as administrative and collateral agent under our Credit Facility, affiliates of J.P. Morgan

Securities LLC and Fifth Third Securities, Inc. serve as co-documentation agents under our Credit Facility, an affiliate of Wells Fargo Securities, LLC serves as syndication agent under our Credit Facility, and certain of the underwriters or their affiliates are lenders under our Credit Facility.

In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of in excess of the principal amount of the new notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the new notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the new notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the new notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the new notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

NOTICE TO CANADIAN RESIDENTS

Resale restrictions

The distribution of the new notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of new notes are made. Any resale of new the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the new notes.

Representations of purchasers

By purchasing new notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the new notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the new notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of action — Ontario purchasers only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the new notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the new notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the new notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the new notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of legal rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment

Canadian purchasers of new notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the new notes in their particular circumstances and about the eligibility of the new notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the new notes on behalf of AK Steel and the guarantee of the new notes on behalf of AK Holding. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AK STEEL CORPORATION

DEBT SECURITIES

AK STEEL HOLDING CORPORATION

GUARANTEES

AK Steel Corporation (“AK Steel”) may from time to time offer to sell its debt securities, which will be fully and unconditionally guaranteed by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel.

AK Steel and AK Holding may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. AK Steel and AK Holding will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. AK Steel and AK Holding will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of the registrants are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

Investing in the securities involves risks. See “Risk Factors” on page 2 of this prospectus to read about factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is April 26, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to AK Holding and its consolidated subsidiaries, including AK Steel.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by

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reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of AK Holding’s Schedule 14A filed on April 12, 2010, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	AK Holding’s Current Report on Form 8-K filed on January 26, 2010; and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

BUSINESS

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used in the automotive, large truck and construction markets.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC, which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

The registered and principal executive offices of AK Holding and AK Steel are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which is incorporated by reference in this prospectus, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this

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prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include risks related to:

•	reduced selling prices and shipments associated with a cyclical industry;

•	severe financial hardship or bankruptcy of one of more of our major customers;

•	decreased demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	changes in the cost of raw materials and energy;

•	issues with respect to our supply of raw materials;

•	disruptions to production;

•	our healthcare and pension obligations and related regulations;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	climate change and greenhouse gas emission limitations and regulations; and

•	financial, credit, capital and/or banking markets.

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference into this prospectus or in any applicable prospectus supplement or free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities that may be offered

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hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the debt securities on behalf of AK Steel and the guarantees on behalf of AK Holding.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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$150,000,000

AK Steel Corporation

7.625% Senior Notes due 2020

PROSPECTUS  SUPPLEMENT

BofA Merrill Lynch
Credit Suisse
J.P. Morgan
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Citi
Deutsche Bank Securities
US Bancorp

December 6, 2010